EXHIBIT 99

PRESS RELEASE

OPTIMAL GROUP ANNOUNCES EXECUTIVE MANAGEMENT CHANGES

FOR IMMEDIATE RELEASE

Montreal, Quebec, March 6, 2006—Optimal Group Inc. (NASDAQ:OPMR) today announced that Mitchell Garber, executive vice-president of Optimal Group, president and chief executive officer of Optimal Payments Inc. and executive chairman of FireOne Group plc has resigned, effective immediately, to pursue other opportunities within the Internet gaming sector.

Benjamin Dalfen, to date director and chief operating officer of FireOne Group plc, Optimal Group’s majority-controlled subsidiary, has been named chief executive officer of FireOne Group.

Douglas Lewin, to date director and executive vice-president of Optimal Payments Inc., Optimal Group’s wholly owned subsidiary, has been named president of Optimal Payments.

Commenting upon the departure, Holden L. Ostrin, Optimal Group Co-Chairman, said, “All of us at Optimal are disappointed to see Mitch leave, however, we respect his desire to take on new challenges in Internet gaming. As the head of our payments businesses, Mitch was successful in building a very strong and experienced management team. With leadership in place at all levels of our operations, we anticipate a seamless transition. We wish Mitch and his family great success in his new endeavours.”

Mr. Garber said, “I’m very gratified with the results that Optimal has achieved during my tenure. I’m a strong believer in our industry and I know that Optimal will continue to enjoy exciting growth in the future. I am very proud of the great group of executives whom I will miss and I know will enjoy great success. While I am excited about my new opportunities, I leave Optimal knowing that its business is strong and is in very talented hands.”

About Optimal Group Inc.

Optimal Group Inc. is a leading payments and services company with operations throughout North America, the United Kingdom and Ireland. Through Optimal Payments, we process credit card payments for Internet businesses, mail-order/telephone-order and retail point-of-sale merchants, and process electronic checks and direct debits online and by phone. Through FireOne Group (London/AIM: FPA.L) and its subsidiaries, we process online gaming transactions through the use of credit and debit cards, electronic debit and through FirePay (www.firepay.com), a leading stored-value, electronic wallet. FireOne Group offers FirePay for non-gaming purchases as well. Through Optimal Services Group, we provide repair depot and field services to retail, financial services and other third-party accounts.

OPTIMAL GROUP ANNOUNCES EXECUTIVE MANAGEMENT CHANGES	Page 2

For more information about Optimal, please visit the Company's website at www.optimalgrp.com.

Holden L. Ostrin

Co-Chairman

Optimal Group Inc.

(514) 738-8885

holden@optimalgrp.com

Forward-Looking Statements:

Statements in this release that are "forward-looking statements" are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as the following: our ability to retain key personnel is important to our growth and prospects; we may be unable to find suitable acquisition candidates and may not be able to successfully integrate businesses that may be acquired into our operations; our contracts for hardware maintenance and repair outsourcing services may not be renewed or may be reduced; our hardware maintenance and repair outsourcing services business is affected by computer industry trends; our hardware maintenance and repair outsourcing services business operates in a market subject to rapid technological change; our per incident hardware maintenance and repair outsourcing services revenues are variable; we operate in a highly competitive market and there is no assurance that we will be able to compete successfully against current or future competitors; we rely on single suppliers for some of our inventory; we may not be able to accurately predict our inventory requirements; our hardware maintenance and repair outsourcing services business may be subject to unforeseen difficulties in managing customers’ equipment; our hardware maintenance and repair outsourcing services business may fail to price fixed fee contracts accurately; our payments business is at risk of loss due to fraud and disputes; our payments business may not be able to safeguard against security and privacy breaches in our electronic transactions; our payment system might be used for illegal or improper purposes; we must comply with credit card and check clearing association rules and practices which could impose additional costs and burdens on our payments business; we may not be able to develop new products that are accepted by our customers; the failure of our systems, the systems of third parties or the internet could negatively impact our business systems or our reputation; the legal status of internet gaming is uncertain and future regulation may make it costly or impossible to continue processing for gaming merchants; we face uncertainties with regard to lawsuits, regulations and similar matters; increasing government regulation of internet commerce could make it more costly or difficult to continue our payments business; we rely on strategic relationships and suppliers; it may be costly and/or time-consuming to enforce our rights with respect to assets held in foreign jurisdictions; our ability to protect our intellectual property is key to the future growth of our payments business; we operate in a competitive market for our products and services; our business systems are based on sophisticated technology which may be negatively affected by technological defects and product development delays; our payments business relies upon encryption technology to conduct secure electronic commerce transactions; the ability of our payments business to process electronic transactions depends on bank processing and credit card systems; we are subject to exchange rate fluctuations between the U.S. and Canadian dollars; we may be subject to liability or business interruption as a result of unauthorized disclosure of merchant and cardholder data that we store; our business is subject to fluctuations in general business conditions; we may be subject to additional litigation stemming from our operation of the U-Scan self-checkout business.

For further information regarding risks and uncertainties associated with our business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations", “Legal Proceedings” and "Forward Looking Statements" sections of our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the SEC.

All information in this release is as of March 6, 2006. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations.